Exhibit 10.22

OPEN LINK FINANCIAL, INC.
1502 Reckson Plaza
Uniondale, New York  11556

September 30, 2007

[INSERT NAME AND ADDRESS]

Re:          Cancellation of Unvested Restricted Stock

Dear [INSERT NAME OF ADDRESSEE]:

Open Link Financial, Inc. (hereinafter “Open Link” or the “Company”), pursuant to the Restricted Stock Agreement between you and the Company dated as of [INSERT DATE] (the “Stock Agreement”), granted to you [INSERT NUMBER] shares of Company stock, par value $.001 per share (the “Restricted Shares”), under the Open Link Financial, Inc. 2006 Stock Option and Grant Plan (the “Plan”).  A copy of the Stock Agreement is attached as Exhibit A and a copy of the Plan is attached as Exhibit B.

The Restricted Shares are subject to a vesting schedule whereby 20% of the Restricted Shares would vest on March 1, 2007, with the remaining Restricted Shares vesting in 5% increments during each calendar quarter thereafter.  As of September 30, 2007, [INSERT NUMBER] of the Restricted Shares are vested (the “Vested Shares”), and [INSERT NUMBER] of the Restricted Shares are unvested (the “Unvested Shares”).

You generally will not recognize taxable income upon the grant of a restricted stock award until the shares vest.  When the shares vest, you will recognize ordinary income in an amount equal to the fair market value of the shares (less any amounts paid for the shares) at that time.  However, you may elect under Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”), to recognize ordinary income in the year in which the stock award is granted in an amount equal to the fair market value of the shares subject to the grant (less any amounts paid for such shares) at that time, determined without regard to any restrictions, provided that you do so no later than 30 days after the date of grant.  Any gain or loss recognized by you upon a later disposition of the shares will be capital gain or loss.  This election is commonly referred to as an “83(b) election.”

It is our understanding that you intended to make an 83(b) election with respect to the Restricted Shares.  In this respect, you recognized [INSERT AMOUNT] of taxable income with respect to the Restricted Shares in 2006 (the “83(b) Income Amount”), and the Company withheld and/or you paid to the Company [INSERT AMOUNT] for applicable withholding taxes (the “Withheld Tax Amount”).  You and the Company entered into a loan agreement whereby the Company loaned you the Withheld Tax Amount (the “Loan”).  The Company issued you a Form W-2 for 2006 that reflected the 83(b) Income Amount as wages and the Withheld Tax Amount as withheld taxes.

[INSERT NAME OF ADDRESSEE]

[INSERT DATE]

It has recently come to our attention that a valid 83(b) election was not made because the election was not filed with the Internal Revenue Service (the “IRS”) by you or on your behalf within the required time period or included with your personal 2006 tax return.  As a result, the 83(b) Income Amount should not have been included in your income for 2006; rather, the fair market value of the Vested Shares (less any amounts paid for the shares) should have been included in your income when those shares vested, and the fair market value of the Unvested Shares (less any amounts paid for the shares) will be included in your income when those shares vest.

In order to address the invalid 83(b) election and the resulting taxes to you, the parties hereto agree as follows:

1.             Cancellation of Unvested Shares.  The Unvested Shares shall be immediately cancelled as of September 30, 2007 and you shall have no further right, title or interest in such Unvested Shares.  You acknowledge and agree that any of the Unvested Shares held by you shall be promptly returned to the Company.

2.             Vested Shares.  The Vested Shares shall remain outstanding, subject to the terms and conditions of the Stock Agreement and the Plan.

3.             Taxes.

a.  The Company shall issue you a corrected Form W-2 for 2006 that will not include as income the 83(b) Income Amount.  You agree to file amended federal and state tax returns for 2006 and to repay to the Company the Withheld Tax Amount, with such repayment occurring by the earlier of (i) 5 business days of receipt of any tax refund you receive from the IRS or any applicable state taxing authority, as applicable, with respect to your amended 2006 tax returns, or (ii) December 31, 2007.  Your Loan will be deemed paid in full upon payment of the Withheld Tax Amount to the Company.

b.  With respect to the Vested Shares: (i) the fair market value of such shares on the date such shares vested is included in your income and will be reflected as wages on a Form W-2 (the “Vested Amount”); (ii) the Vested Amount will be subject to all applicable taxes and withholding which the Company will pay directly to the applicable government authorities and such taxes and withholding will also be included in your income and will be reflected as wages on your Form W-2; and (iii) the Company shall pay to you within 30 days of the date hereof an additional payment (the “Gross-Up Payment”) such that the net amount retained by you, after reduction for all U.S. federal, state and local income or payroll taxes with respect to the amounts in (i), (ii), and (iii), should be sufficient for you to pay your remaining taxes with respect to the foregoing.  For purposes of determining the amount of the Gross-Up Payment, the Company assumes you pay U.S. federal income taxes at the highest marginal rate of U.S. federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local taxes at the highest marginal rate of taxation in the state and locality of your residence, net of the maximum reduction in U.S. federal income taxes which could be obtained from deduction of such state and local taxes.

[INSERT NAME OF ADDRESSEE]

[INSERT DATE]

c.  You agree that you have not relied on any advice from the Company or its attorneys concerning the tax consequences of the consideration set forth in this Agreement, but that you relied on your own judgment and/or the advice of your personal counsel.  The payments described this Agreement will be reported via the appropriate tax forms.  The Company shall have the right to withhold from any amount payable to you hereunder an amount necessary in order for the Company to satisfy any withholding tax obligation it may have under applicable law.

4.             Mutual Non-Admission of Liability.  Nothing contained in this Agreement shall be deemed to constitute an admission or evidence of any wrongdoing or liability on the part of the Company or you.

5.             Cooperation.  You and the Company agree to cooperate with each other to the maximum extent possible in giving effect to this Agreement and the transactions contemplated hereby.

6.             Confidentiality.  You agree to maintain the confidentiality of, and refrain from disclosing, making public, or discussing in any way whatsoever the terms and conditions of this Agreement and any documents and information provided in connection herewith.  Notwithstanding the foregoing, it is understood that as the sole exceptions to this confidentiality provision:  (i) you may discuss this Agreement with your spouse and immediate family; (ii) you may permit attorney(s), accountant(s) and tax advisor(s) of your choice to review this Agreement in connection with the receipt of advice on the taxability of any amounts or your rights hereunder, or to answer inquiries with respect thereto; (iii) you may disclose the terms of this Agreement to the IRS and any similar state taxing authorities, if requested by such authorities or as necessary to comply with all applicable income tax laws; and (iv) you may disclose the terms and conditions of this Agreement as required by law or legal process.  To the extent that you divulge the terms and conditions of this Agreement to any of the individuals described in (i) and (ii) above, you shall advise each such individual of this confidentiality provision and instruct each such individual of the confidential nature of this Agreement and that each such individual must comply with the confidentiality terms of this Agreement and not divulge any of the terms and conditions thereof.

7.             Modifications.  This Agreement may not be changed orally, and no modification, amendment or waiver of any of the provisions contained in this Agreement, nor any future representation, promise or condition in connection with the subject matter of this Agreement, shall be binding upon any party hereto unless made in writing and signed by such party.

8.             Governing Law.  This Agreement shall be subject to and governed by and interpreted in accordance with the laws of the State of New York without regard to conflicts of law principles.

9.             Acknowledgment.  You acknowledge and agree that:

a.     The Company advises you to consult with an attorney before signing this Agreement.

[INSERT NAME OF ADDRESSEE]

[INSERT DATE]

b.     You have obtained independent legal advice from an attorney of your own choice with respect to this Agreement, or you have knowingly and voluntarily chosen not to do so.

c.     You have read and understand this entire Agreement.

d.     You have entered into this Agreement knowingly and voluntarily.

10.           This Agreement contains the entire agreement between the parties and supersedes any and all previous agreements between them, whether oral or written, with respect to the subject matter hereof, provided that the Stock Agreement shall continue in full force and effect with respect to the Vested Shares.

11.           If this Agreement conforms to your understanding and is acceptable to you, please indicate your agreement by signing and dating the enclosed copy of this Agreement in the space provided below and returning the executed Agreement to the Company at the following address:  Open Link Financial, Inc., 1502 Reckson Plaza, Uniondale, New York, 11556, Attn: Kevin Hesselbirg.

Sincerely yours,

OPEN LINK FINANCIALS, INC.

By:
Kevin Hesselbirg
Chief Executive Officer

Date: September 30, 2007
[INSERT NAME]